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BRANDYWINEGLOBAL – GLOBAL INCOME OPPORTUNITIES FUND INC.

(Name of Registrant as Specified in Its Charter)

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Your Vote Is Important No Matter How Many or How Few Shares You Own [Graphic Appears Here] February 12, 2020 Dear Fellow Stockholder: The BrandywineGLOBAL — Global Income Opportunities Fund Inc. Board of Directors, working with the Fund’s management team, has a strong track record of delivering substantial returns that outpace our peer group1 and key benchmark2 averages. The Board is independent, diverse, and has the right financial expertise and other relevant skills to continue to act in your best interests and build on this positive momentum. We urge you to vote today on the WHITE Proxy Card “FOR” the Board nominees and “AGAINST” the Non-Binding Self-Tender Offer/Liquidation Proposal from Bulldog Investors LLC (“Bulldog”), a professional activist investor, and “AGAINST” Bulldog’s Non-Binding Bylaws Amendment Proposal. The Board Is Committed to Delivering Strong Distributions to Stockholders We know stockholders invest in the Fund for its stable distribution payouts and we are committed to meeting and exceeding your expectations. INCREASED distribution payout twice in 2019 RAISED distribution yield to 6.65%3 Driving Competitive Performance to Generate Enhanced Returns Together with the Fund’s management team and investment advisor, your Board has consistently increased distributions and delivered significant returns that outpace the Fund’s Lipper peer group1 and benchmark index2 averages over key timeframes. In fact, the Fund has delivered annualized total returns4 of 3.04% since its inception, well above our benchmark average2 of 1.69%. As we continue to take steps to improve our portfolio, a recent result has been one-year returns of 30.58%3, more than four times our benchmark average2 of 6.84%. OUTPERFORMING3 THE BENCHMARK2 30.58% vs. 6.84% on a 1-year basis % 10.36 vs. 4.27% on a 3-year basis OUTPERFORMING3 OUR LIPPER PEER GROUP1 30.58 % vs. 21.79% on a 1-year basis 10.36% vs. 10.03% on a 3-year basis Bulldog is Attempting to Facilitate its Short-term Agenda at Your Expense Your Board has a track record of delivering competitive financial performance and strong stockholder returns, and is taking steps to build on this progress. Conversely, Bulldog is advocating for actions that would derail our momentum and potentially prevent the Fund from delivering the stable returns you rely on. By nominating directors to the Board and requesting that the Fund implement a self-tender, Bulldog is attempting to weaken the Board with nominees who would support the activist fund’s proposed actions and pressure the Fund into implementing its self-interested agenda. Implementing the self-tender that Bulldog is requesting could significantly raise costs for stockholders, reduce the size of the Fund and prevent the Fund from executing its investment strategy that is delivering for long-term stockholders. In short, a large tender offer would primarily benefit short-term stockholders, like Bulldog, who are looking to quickly monetize the Fund’s high-quality assets at the expense of our ability to deliver leading returns to long-term stockholders. We are committed to defending the Fund against this attack and preventing Bulldog from executing its self-interested agenda at your expense.

Protect the Value of Your Investment by Voting the WHITE Proxy Card Today Let your voice be heard. Protect the value of your investment and vote the WHITE proxy card today. Whether or not you plan to attend the Annual Meeting, you have an opportunity to protect the value of your investment by voting on the WHITE Proxy Card “FOR” the BrandywineGLOBAL — Global Income Opportunities Fund nominees and “AGAINST” Bulldog’s Non-Binding Self-Tender Offer/ Liquidation Proposal and “AGAINST” Bulldog’s Non-Binding Bylaws Amendment Proposal. Thank you for your support. Sincerely, The BrandywineGLOBAL — Global Income Opportunities Fund Board of Directors Your Vote is Important, No Matter How Many or How Few Shares You Own You can vote by internet, telephone or by signing and dating the WHITE Proxy Card and mailing it in the envelope provided. If you have any questions about how to vote your shares or need additional assistance, please contact: Innisfree M&A Incorporated Stockholders Call Toll Free: (877) 750-8197 Banks and Brokers Call: (212) 750-5833 REMEMBER We urge you NOT to vote using any green proxy card sent to you by Bulldog Investors, as doing so will revoke your vote on the WHITE Proxy Card. Notes 1 The Fund’s Lipper peer group refers to the peer group of high-yield, levered closed-end funds as selected by Lipper, an independent nationally recognized provider of investment company information. 2 The Bloomberg Barclays Global Aggregate Index is an index comprised of several other Bloomberg Barclays indices that measure fixed-income performance of regions around the world. 3 Based on market price for the period ending December 31, 2019. 4 Returns based on market price for the period from the March 28, 2012 inception date through December 31, 2019. Forward Looking Statement Past performance is no guarantee of future results. The information provided is not intended to be a forecast of future events, a guarantee of future results or investment advice. All investments are subject to risk including the possible loss of principal. All benchmark performance reflects no deduction for fees, expenses or taxes. Please note that an investor cannot invest directly in a benchmark.